EXHIBIT 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHWEST NATURAL GAS COMPANY

Restrictions on Trading Northwest Natural Gas Company Common Stock

During Northwest Natural Gas Company Retirement K Savings Plan Blackout Period

Northwest Natural Gas Company (“NW Natural”) has determined to change the recordkeeper and trustee for the Northwest Natural Gas Company Retirement K Savings (the “Plan”) from T. Rowe Price to Fidelity. In order to implement this transition, Plan activity will be restricted such that Plan participants will not be able to make changes to their Plan accounts, direct or diversify the investments in their Plan accounts, including in NW Natural common stock, or obtain loans or distributions from the Plan for a specified period of time (the “Blackout Period”). During the Blackout Period, NW Natural’s directors and executive officers will be subject to trading restrictions, as described below, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR (Blackout Trading Restriction).

Blackout Period

The Blackout Period will begin at 4:00 p.m. Eastern Time on December 6, 2017 and will end the week of December 17, 2017 (the “Blackout Period”). During the week of December 17, 2017, you may obtain information about whether the Blackout Period has ended, free of charge, by contacting the person listed below.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of common stock of NW Natural and derivative securities, such as stock options, that you acquired in connection with your service or employment as a director or an executive officer of NW Natural. In this regard, any such NW Natural security that you sell or otherwise transfer is automatically treated as acquired in connection with your service as a director or an executive officer unless you establish that the security was acquired from another source in accordance with rules established by the Securities and Exchange Commission. Please note that these trading prohibitions also apply to NW Natural securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. This notice is in addition to the restrictions on trading activity under NW Natural’s insider trading policy.

Questions

Inquiries concerning this notice or the Blackout Period, including the beginning and ending dates thereof (and for a period of two years after the ending date of the Blackout Period), may be directed without charge to:

Northwest Natural Gas Company

220 N.W. Second Avenue

Portland, Oregon 97209

Attention: Shawn M. Filippi, Vice President, Chief Compliance Officer and Corporate Secretary

Telephone number: (503) 226-4211

November 6, 2017